Exhibit 99.1

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, incurred or expected to be incurred by Oxford Immunotec Global PLC (the “Company”) in connection with the offering and sale of 4,893,616 shares of the Company’s ordinary shares, par value £0.006705 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-200571), as supplemented by a preliminary prospectus supplement dated January 28, 2015 and a final prospectus supplement dated January 29, 2015. All expenses are estimates.

Printing expenses	$25,000
Legal fees and expenses	250,000
Accounting fees and expenses	75,000
Miscellaneous expenses	5,000
Total	$355,000